UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☑	Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

BIG LOTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date Filed:

This additional definitive proxy material is being filed with the Securities and Exchange Commission by Big Lots, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2013 Annual Meeting of Shareholders. On May 20, 2013, the Company's Board of Directors made the following letter available to its shareholders:

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

Dear Shareholder:

At the Big Lots, Inc. 2013 Annual Meeting of Shareholders to be held on May 30, 2013 (“Annual Meeting”), shareholders will be asked, among other things, to approve, on an advisory basis, the compensation of our named executive officers and to elect nine directors.

As you may know, proxy advisory firms Institutional Shareholder Services (ISS) and Glass Lewis have recently issued reports that include analyses of our compensation arrangements and recommendations with respect to the election of certain of our directors that neglect certain material facts. We want to be sure you have these facts before you vote.

THE BIG LOTS BOARD AND ITS COMPENSATION COMMITTEE HAVE RESPONDED TO SHAREHOLDERS' CONCERNS REGARDING EXECUTIVE COMPENSATION

Both proxy firms state there is a disconnect between pay and performance at Big Lots, based largely on former CEO Steven Fishman's 2012 total compensation of $12.3 million reported in the summary compensation table in our 2013 proxy statement. However, ISS and Glass Lewis both failed to subtract a restricted stock award of $10.5 million that Mr. Fishman forfeited based on Big Lots' 2012 performance metrics. Thus his realized compensation was less than $2 million - demonstrating a strong link between pay and performance and refuting the pay-for-performance disconnect on which the proxy firms have based their analyses.1

In addition, a number of key changes to our executive compensation program have been implemented in 2013.2 Our new CEO, David Campisi, has a significantly smaller compensation package than Mr. Fishman. The following table compares Mr. Campisi's compensation with Mr. Fishman's 2012 compensation:

		Mr. Campisi 2013	Mr. Fishman 2012
Salary		$900,000	$1,400,000
Bonus	Target payout percentage	100%	120%
	Stretch payout percentage	200%	240%
Equity	Value - all equity awards (approx. as of grant dates)	$4.1 million	$10.5 million
	Shares granted - all equity awards:	191,100	240,000
	- shares underlying restricted stock award	37,800	240,000
	- shares underlying stock option award	115,500	0
	- shares underlying performance share units award	37,800	0

We believe Mr. Campisi's compensation package addresses any legitimate concerns associated with Big Lots' executive compensation practices, including our CEO's pay relative to the median of our peers, our relative degree of alignment with respect to pay and performance rankings, and internal pay equity.

We have also addressed previous shareholder concerns regarding clawbacks (the ability of the Company to recover portions of executive compensation under certain circumstances) and gross ups (reimbursement by the Company of taxes owed by executives on some components of their compensation). The employment agreement with Mr. Campisi, as well as the newly amended employment agreements with executive officers Lisa Bachmann, Joe Cooper, Chuck Haubiel and John Martin, include a compensation clawback provision and have eliminated excise tax reimbursement payments in response to shareholder views on these provisions.

_____________________________________________________

[1]
See page 18 of our 2013 proxy statement for a graphic reflecting realized compensation, summary compensation table compensation, indexed total shareholder return (TSR), earnings per share (EPS), and operating profit performance for 2010 - 2012.

[2]
See our Form 8-K filed on May 3, 2013, for additional information regarding the compensation arrangements with David Campisi, Steven Fishman, Lisa Bachmann, Joe Cooper, Charles Haubiel and John Martin.

THE BOARD AND ITS NOMINATING/CORPORATE GOVERNANCE COMMITTEE HAVE ENHANCED BIG LOTS' CORPORATE GOVERNANCE PRACTICES

On April 30, 2013, we announced that Mr. Campisi would be appointed as our CEO and President. Because Mr. Campisi began serving as our CEO and President after our proxy materials were mailed to shareholders, but before the Annual Meeting, we believe it is most efficient to maintain the continuity of the Board through the Annual Meeting on May 30, 2013.

Accordingly, Mr. Fishman will continue serving as Chairman of the Board through the Annual Meeting, as announced in our April 30, 2013 press release. Following the Annual Meeting, Mr. Fishman intends to retire as Chairman, and the Board expects to appoint a non-executive Chairman from its current group of independent directors and to appoint Mr. Campisi to serve as a member of the Board.

Mr. Fishman's service as both Chairman and CEO is the principal concern expressed by the proxy advisory firms regarding Big Lots' corporate governance structure - and that concern will be fully addressed in our new structure which separates the two positions.

YOUR VOTE IS IMPORTANT - VOTE YOUR PROXY CARD ONLINE OR BY MAIL TODAY

We urge you to vote today for your highly qualified and experienced directors. If you have any questions, require assistance in voting your proxy card, or need additional copies of the Company's proxy materials, please call our proxy solicitation firm, Georgeson Inc., toll-free at (800) 223-2064. Shareholders also may find additional information about the Annual Meeting, including how to vote, in our April 16, 2013 proxy statement.

We thank you for your consideration and continued support.

Sincerely,

The Big Lots, Inc. Board of Directors

This communication may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Permission to refer to Glass Lewis or ISS was neither sought nor obtained.

Big Lots has filed a proxy statement for the Annual Meeting that contains important information relating to the meeting. The proxy statement for the Annual Meeting is available for free on the Securities and Exchange Commission's EDGAR website at www.sec.gov.